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                                                                    EXHIBIT 99.2

[LETTERHEAD OF PLANVISTA CORPORATION]


     PRESS RELEASE

For more information, contact:
Don Schmeling, PlanVista Corporation                       For Immediate Release
(813) 353-2300, ext. 2340

              PLANVISTA SOLUTIONS AMENDS REGISTRATION STATEMENT FOR
                          OFFERING OF ITS COMMON STOCK

TAMPA, FL - July 19, 2002 - PlanVista Corporation (NYSE:PVC) announced today that it has filed an amended registration statement with the Securities and Exchange Commission relating to an offering of its common stock to be sold by the Company and 1,377,645 shares of its common stock prior to giving effect to a 1 for 5 reverse stock split which will be implemented as a part of the offering (or 275,529 shares on a post-split basis) to be sold by certain existing shareholders.

The offering is being managed by Friedman, Billings, Ramsey & Co., Inc. The Company expects to conclude the offering by August 2002. A preliminary prospectus, when available, may be obtained from Friedman, Billings, Ramsey & Co., Inc., 1001 N. 19th Street, 18th Floor, Arlington, VA 22209, Attention:
Prospectus Department: (703) 312-9588.

The Company's common stock is listed on the New York Stock Exchange under the symbol "PVC" and the last reported sales price of its common stock on the New York Stock Exchange on July 18, 2002 was $2.35 (or $11.75 on a post-split basis). The Company expects that the public offering price of its common stock in this offering will be substantially lower than that price. The disparity between the price for the offering and the Company's current trading price is due to a number of factors, including the amount of common stock that the Company must sell in the offering within a limited amount of time in order to repay the Company's senior credit facility and redeem its preferred stock, the significant dilutive effect of the offering on the currently outstanding common stock and the lack of significant trading volume in its common stock. The final offering price will be determined by negotiation between the Company and the underwriter.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time that the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                                     -End-